EX.99.h.x.

form of AGF INVESTMENTS Trust

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022 (“Effective Date”), is made by and between each registered investment company (each, a “Registrant”), on behalf of each portfolio series of each such Registrant listed on Schedule A or Schedule B hereto (as applicable, each an “Acquiring Fund” or “Acquired Fund” pursuant to the applicable schedule), each severally and not jointly.

WHEREAS, each Registrant is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act, in relevant part, limits the extent to which a registered investment company, and any company or companies controlled by such company, may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or any registered brokers or dealers may knowingly sell shares of such registered open-end investment company to other investment companies, or any company or companies controlled by such companies, and Section 12(d)(1)(C) limits the extent to which an investment company, and any company or companies controlled by such company, may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act, as amended from time to time (the “Rule”), permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a)  In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows: when

(i)  In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)  Timing/advance notice of redemptions. Each Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than [3]% of the relevant Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such large redemption requests to the relevant Acquired Fund(s) whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund does not redeem Acquired Fund shares even if such transaction results in the redemption of Acquired Fund shares (such as where an Acquiring Fund sells shares in the secondary market).

(iii)  Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)  In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund or this Agreement.

4.	Indemnification

(a) Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b) Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c) Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

(d) To the greatest extent permitted by applicable law, and without limiting the generality of the foregoing, in no event will either party be liable for any indirect, special, incidental, punitive or consequential damages or any similar damages or losses resulting from any action or failure to act under this Agreement, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other party of the possibility or likelihood of such damages.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

[Name]	[Name]

c/o [Company]	c/o [Company]

[Address]	[Address]

[City, State, Zip]	[City, State, Zip]

Fax:	Fax:

Email:	Email:

With a copy to:	With a copy to:

[Name]	[Name]

Attn: Legal Dept.	Attn: Legal Dept.

[Address]	[Address]

[City, State, Zip]	[City, State, Zip]

Fax:	Fax:

Email:	Email:

6.	Addition of New Acquiring Funds and Removal of Acquired Funds

Schedule A lists the Acquiring Funds in existence as of the date of this Agreement, and Schedule B lists the Acquired Funds in existence as of the date of this Agreement. Additional Acquiring Funds may be added to Schedule A and additional Acquired Funds may be added to Schedule B from time to time pursuant to Section 7(e) of this Agreement. Notwithstanding anything herein to the contrary, Acquired Funds may be removed from Schedule B by the applicable Registrant upon 60 days’ advance written notice to the relevant Registrant(s) pursuant to Section 7(b) of this Agreement. The parties agree that in the event any such newly-added Acquiring Fund wishes to invest in an Acquired Fund in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule, such investment shall be governed by the terms of this Agreement.

7.	Term and Termination; Governing Law; Assignment; Amendment

(a)  This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule the Agreement shall continue in effect until terminated pursuant to Section 7(b).

(b)  This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)  This Agreement will be governed by Delaware law without regard to choice of law principles.

(d)  This Agreement may not be assigned by either party without the prior written consent of the other.

(e)  Other than as set forth in Section 6 above, this Agreement may be amended or modified only by a writing that is signed by an authorized representative of each party.

(f)  In any action involving a party to this Agreement, each party agrees to look solely to the individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the relevant Registrant.

8.	Termination of Prior Agreements

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

9.	Miscellaneous

(a)  Severability. If any one or more provisions in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement will remain in full effect.

(b)  Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

(c)  Survival. Sections 4. Indemnification, and 7. Term and Termination, Governing Law, Assignment, Amendment, shall survive the any termination hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EACH ACQUIRING FUND REGISTRANT LISTED ON SCHEDULE A HERETO, ON BEHALF OF ITS APPLICABLE SERIES

Name of Authorized Signer	Print	Signature

Title:

EACH ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B HERETO, ON BEHALF OF ITS APPLICABLE SERIES

Name of Authorized Signer	Print	Signature

Title:

SCHEDULE A

List of Acquiring Funds to Which the Agreement Applies

Acquiring Funds

SCHEDULE B

List of Acquired Funds to Which the Agreement Applies

Acquired Funds